Exhibit 10.32
OLIN CORPORATION

NON-EMPLOYEE DIRECTOR DEFERRED COMPENSATION PLAN

Section 1.    Purpose.

The Olin Corporation Non-Employee Director Deferred Compensation Plan is an unfunded, non‑qualified deferred compensation arrangement for non‑employee members of the Board of Directors of Olin Corporation. The Plan provides each Non-Employee Director an annual opportunity to elect to defer payment of part of their compensation for serving as a Non-Employee Director. The Plan promotes the long-term growth and financial success of the Company by attracting and retaining exceptionally talented Non-Employee Directors while providing a market competitive instrument that aligns Non-Employee Directors’ compensation and shareholder value.

Section 2.    Definitions.

For the purposes of this Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:

(a)“Administrator” shall mean the Committee, unless otherwise delegated.

(b)“Benefits Claim” means any claim for benefits under the Plan, including, but not limited to:

(i)a claim or action to recover benefits allegedly due under the provisions of the Plan or by reason of any law,

(ii)a claim or action to clarify rights to future benefits under the Plan,

(iii)a claim or action to enforce rights under the Plan, or

(iv)any other claim or action that (i) relates to the Plan, and (ii) seeks a remedy, ruling, or judgment of any kind against the Plan, the Company, the Committee, the Administrator, or any delegate thereof including or any officer, employee, or former employee of the Company or other person who acts on behalf of the Plan.

(c)“Board” means the Board of Directors of Olin.

(d)“Cash Account” means an account established under the Plan for a Non-Employee Director to which Cash Awards have been or are to be credited from time to time in the form of cash.

(e)“Cash Award” means the portion of Eligible Compensation that the Company elects to pay or the Non-Employee Director elects to receive in the form of cash.

(f)“Change in Control” means any of the following, provided that the following constitutes a “change in the ownership” or a “change in the effective control” of the Company or a “change in the ownership of a substantial portion of the Company’s assets” within the meaning of Code Section 409A:

(i)The acquisition by one person, or more than one person acting as a group, of ownership of stock (including Common Stock) of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. Notwithstanding the above, if any person or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons will not constitute a Change in Control; or

(ii)A majority of the members of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election; or

(iii)The sale, transfer, or other disposition of all or substantially all of the business or assets of the Company.

Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase, acquisition of stock, or similar business transaction with the Company.

(g)“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any applicable rules, regulations, and/or other guidance thereunder. A reference to any provision of the Code shall include reference to any successor provision of the Code.

(h)“Committee” means a committee of the Board designated by the Board to administer the Plan, each member of which is (i) “independent” under the New York Stock Exchange listing criteria, and (ii) a “non-employee director” for the purpose of Rule 16b-3, and, to the extent the Committee delegates authority to one or more individuals in accordance with the Plan, such individual(s). In the event no Committee has been designated by the Board, Committee shall mean the Compensation Committee.

(i)“Common Stock” means the Company’s common stock, $1.00 par value per share.

(j)“Company” or “Olin” means Olin Corporation and any successor entity.

(k)“Company Equity Plan” means the Olin Corporation 2026 Long Term Incentive Plan, as amended or restated from time to time, or any successor plan thereto.

(l)“Deferred Account” means the combination of the Non-Employee Director’s Cash Account and Stock Account.

(m)“Effective Date” means November 11, 2025.

(n)“Eligible Compensation” means the amount paid to a Non-Employee Director by the Company as compensation for the Non-Employee Director’s services in that capacity, including, without limitation, Cash Awards and Stock Awards.

(o)“Enrollment Election” means a deferral agreement, on such form as may be prescribed by the Administrator, executed and filed by an eligible Non-Employee Director in writing, that sets forth, among other things, (i) the amount of Eligible Compensation for the applicable Plan Year that is to be deferred under the Plan, (ii) the portion of any Cash Award and/or Stock Award to be deferred (and the permissible increment(s) of Eligible Compensation that may be deferred), and (iii) the payment date(s) (provided such date(s) must be following the Non-Employee Director’s Termination Date).

(p)“Fair Market Value” shall mean the average of the high and low sales price per share of Olin Common Stock as reported on the New York Stock Exchange as of the relevant date, or the last preceding trading date, if such shares were not traded on such date, rounded to two decimal places.

(q)“Interest Rate” means the rate of interest equal to the Federal Reserve A1/P1 Composite rate for AA nonfinancial 90-day commercial paper plus 10 basis points as of such relevant date, or the last preceding date such interest rate was published if no interest rate was published on such date, prorated for the number of days in the relevant quarter to which the interest rate is being applied divided by 365 days and rounded to two decimal places, or such other specified, non-discretionary interest rate (or formula describing such rate) established by the Committee on a prospective basis.

(r)“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(s)“Non-Employee Director” means a member of the Board who is not an employee of the Company or any subsidiary thereof.

(t)“Plan” means this Olin Corporation Non-Employee Director Deferred Compensation Plan, together with any and all amendments and supplements hereto.

(u)“Plan Year” means the twelve-month period commencing May 1 of a calendar year and ending on April 30 of the immediately following calendar year.

(v)“Termination Date” means the date the Non-Employee Director has experienced a “separation from service” with Olin, as that term is described in Code Section 409A.

(w)“Stock Account” means an account established under the Plan for a Non-Employee Director to which shares of Common Stock have been or are to be credited from time to time in the form of phantom stock.

(x)“Stock Awards” means the portion of Eligible Compensation that the Company elects to pay or the Non-Employee Director elects to receive in the form of restricted stock units or other awards of Common Stock, under the Company Equity Plan or otherwise.

Section 3.    Administration.

(a)Powers of Committee. The Plan shall be administered by the Committee which shall have full and exclusive discretionary power to interpret the terms and conditions of the Plan and any election materials or other agreement or document ancillary to or in connection with the Plan, to determine eligibility for and amount of benefits payable under the Plan and to adopt such rules, regulations, forms, instruments and guidelines for administering this Plan as the Committee may deem necessary or proper. Without limiting such authority, the Committee may: (i) interpret and administer the Plan and any instrument or agreement relating to the Plan; (ii) establish, amend, suspend or waive such rules and guidelines and appoint such agents as it shall deem appropriate for the administration of the Plan; and (iii) make any other determination and take any other action that it deems necessary or desirable for such administration.

(b)Committee Discretion. All designations, determinations, interpretations and other decisions with respect to the Plan shall be within the sole discretion of the Committee and shall be final, conclusive and binding upon all persons, including Olin, any Affiliate, any shareholder and any Non-Employee Director of Olin or of any Affiliate.

(c)Board Authority. If the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

(d)Delegation. Notwithstanding any provision of the Plan to the contrary, except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may delegate to one or more officers or managers of Olin or any Affiliate, or a committee of such officers or managers, the authority, subject to such terms and limitations as the Committee shall determine, to exercise some or all of its authority under this Plan to any person or persons; provided that, any such delegation must be in writing.

(e)Restriction on Committee Authority. Under any circumstances where the Committee is authorized to make a discretionary decision concerning a payment of any type under this Plan to a member of the Committee, the member of the Committee who is to receive such payment shall take no part in the deliberations or have any voting or other power with respect to such decision.

Section 4.    Eligibility and Participation.

(a)Eligibility. All Non-Employee Directors are eligible to participate in the Plan.

(b)Participation. A Non-Employee Director who chooses to participate in the Plan may elect to defer Eligible Compensation under the Plan by filing an Enrollment Election in accordance with the Plan’s enrollment procedures. An individual shall not be eligible to file an Enrollment Election unless they qualify as a Non-Employee Director for the Plan Year to which the Enrollment Election applies. An individual who no longer qualifies as a Non-Employee Director shall continue to be a participant in the Plan until he or she no longer has a Deferral Account under the Plan.

(c)Enrollment. An Enrollment Election must be filed in writing and delivered to the Secretary of Olin no later than 11:59 PM Central Standard Time on December 31 immediately preceding the Plan Year to which the Enrollment Election applies. The Administrator may permit a newly eligible Non-Employee Director to submit an Enrollment Election within 30 days after the date the Non-Employee Director is elected to the Board, and deferrals shall commence as soon as practical thereafter for Eligible Compensation earned after the Administrator receives a completed and timely submitted Enrollment Election.

(d)Irrevocable Enrollment Election. A Non-Employee Director may not change their Enrollment Election for a given Plan Year once the Plan Year to which the Enrollment Election relates commences, except as contemplated in Section 4(c) (concerning initial elections for newly eligible Non-Employee Directors) or unless otherwise permitted under Code Section 409A. A Non-Employee Director’s Enrollment Election may not be made, modified, or revoked retroactively.

(e)Distribution Election. An Enrollment Election shall indicate the number of annual installments over which to receive payment of the Non-Employee Director’s Deferred Account, which in no case may exceed five (5) annual installments. If the Non-Employee Director fails to make a distribution election, the Deferred Account will be paid in a single lump sum within 30 days of the Non-Employee Director’s Termination Date from the Board.

(f)Distribution Election Changes. The Administrator may permit a change with respect to a Non-Employee Director’s payment election under the Plan; provided that: (i) no change in a Non-Employee Director’s payment election shall be valid unless it is made in an Enrollment Election that is executed and filed with the Administrator and such other procedures and deadlines provided by the Administrator are met, (ii) any change in a Non-Employee Director’s payment election may not take effect until at least twelve (12) months after the date on which the election is made pursuant to an Enrollment Election that is executed and filed with the Administrator, and (iii) the first payment with respect to which the election is made must be deferred for a period of not less than five years from the date such payment would otherwise have been made.

Section 5.    Deferred Compensation.

(a)Deferred Compensation. A Non-Employee Director may defer Eligible Compensation under the Plan to their Stock Account or Cash Account, with such amounts credited to his or her Stock Account or Cash Account on the respective date on which, absent such deferral election, such amounts would otherwise become payable or, in the case of Stock Awards, payable or settled (whichever is later).

(b)Stock Account.

(i)Stock Awards. A Non-Employee Director may elect, in accordance with Section 4, to defer to his or her Stock Account receipt of all or a portion of his or her Stock Award(s). The number of shares of Common Stock (rounded up to the nearest whole share in the event of a fractional share) contributed to the Stock Account of a Non-Employee

Director who elects to defer cash payable in the form of shares of Common Stock shall be equal to the amount of the cash fees divided by the Fair Market Value of a share of Common Stock on the date on which such amount is credited to the Plan.

(ii)Dividends on Stock Accounts. Dividends on Stock Accounts are not deferrable and must be paid on or as soon as practicable, but no later than thirty (30) days, following the applicable dividend payment date. Each time a cash dividend is paid on Common Stock, a Non-Employee Director who has shares of such Common Stock credited to his or her Stock Account shall be paid on the dividend payment date such cash dividend in an amount equal to the product of the number of shares credited to the Non-Employee Director’s Stock Account on the record date for such dividend times the dividend paid per applicable share.

(iii)No Stock Rights. The deferral of shares of Common Stock into a Stock Account shall confer no rights upon such Non-Employee Director, as a shareholder of the Company or otherwise, with respect to the shares held in such Stock Account but shall confer only the right to receive such shares credited as and when provided herein.

(iv)Adjustments. In the event of any extraordinary dividend, stock split-up, stock dividend, spin-off, issuance of targeted stock, recapitalization, warrant or rights issuance, or combination, exchange or reclassification with respect to the Common Stock or any other class or series of stock of Olin, or consolidation, merger or sale of all, or substantially all, of the assets of Olin, the numbers, class and prices of Common Stock credited under the Plan shall be adjusted by the Committee, whose determination shall be conclusive; provided that, no such adjustment shall enhance the intrinsic value of the Stock Account as of immediately prior to the applicable triggering event.

(c)Cash Account.

(i)Cash Awards. A Non-Employee Director may elect, in accordance with Section 4, to defer to his or her Cash Account receipt of all or a portion of his or her Cash Award(s).

(ii)Interest on Cash Accounts. A Non-Employee Director who has a Cash Account shall be paid interest directly on such account’s balance at the end of each calendar quarter, payable at a rate equal to the Interest Rate in effect for such quarter unless such Non-Employee Director has elected to defer such interest to his or her Cash Account, in which case such interest shall be credited to such Cash Account at the end of each calendar quarter; provided that, such election is made in accordance with Section 4.

Section 6.    Benefit Payments.

(a)Payment Timing. Plan benefit payments will begin on a Non-Employee Director’s Termination Date in accordance with their Distribution Election. All payments shall be made within thirty (30) days of the prescribed payment date.

(b)Form of Payments. Cash Accounts will be paid out in cash and Stock Accounts shall be paid out in shares of Common Stock unless the Non-Employee Director elects at the time the payment is due to take the Stock Account in cash.

(c)Installment Payments. Installment payments from a Deferred Account shall be equal to the Stock or Cash Account balance (expressed in shares of Common Stock in the case of the Stock Account, otherwise the cash value of the Cash Account) at the time of the installment payment times a fraction, the numerator of which is one and the denominator of which is the number of installments not yet paid. In the case of a Stock Account, any fractional shares to be paid in any installment shall be rounded down to the next whole share and added to the remaining Stock Account balance, and, upon the last distribution, any fractional share shall be paid in cash. If the Non-Employee Director chooses to take any distribution as a combination of both cash and stock, any fractional share issuance shall be rounded down to the nearest whole share and added to the cash portion of the payment.

(d)Change in Control. Notwithstanding anything to the contrary in this Plan or any election, in the event a Change in Control occurs, amounts and shares credited to Cash Accounts (including interest accrued to the date of payout) and Stock Accounts shall be promptly (but no later than thirty (30) days following the Change in Control) distributed to Non-Employee Directors except the Stock Account shall be paid out in cash and not in the form of shares of Common Stock. For this purpose, the cash value of the amount in the Stock Account shall be determined by multiplying the number of shares held in the Stock Account by the higher of (i) the highest Fair Market Value of Common Stock on any date within the period commencing thirty (30) days prior to such Change in Control and ending on the date of the Change in Control, or (ii) if the Change in Control occurs as a result of a tender or exchange offer or consummation of a corporate transaction, then the highest price paid per share of Common Stock pursuant thereto.

Section 7.    Claims Procedures.

(a)Initial Claims. If the Administrator receives a written Benefits Claim from a Non-Employee Director or other individual, the Administrator shall review such claim in accordance with this Section 7(a). If the Administrator determines that such claim should be denied in whole or in part, the Administrator shall, in writing, notify such claimant within 90 days of receipt of such claim that their claim has been denied, unless the Administrator determines that additional time, not exceeding 90 additional days, is needed and so notifies the claimant. If the claim is denied, the Administrator shall set forth in writing the specific reasons for such denial and such notification shall:

(i)state the reason the claim is being denied;

(ii)set forth the pertinent sections of the Plan relied upon;

(iii)if applicable, set forth an explanation of any additional material or information necessary for the claimant to perfect their claim; and

(iv)set forth an explanation of how the claimant can obtain review of such denial under the procedures set forth below.

The claimant may submit written comments, documents, records, and other information relating to the claim for benefits. Further, the claimant shall be provided, upon request, and free of charge, reasonable access to and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits.

(b)Appeals. Within 60 days of receipt by the claimant of such notice, such claimant may request, by mailing or delivery of written notice to the Administrator, a review by the Administrator of the decision denying the claim. If the claimant fails to request such a review within such 60-day period, it shall be determined for all purposes of this Plan that the denial of such claim by the Administrator is correct. The Administrator shall notify a claimant of its determination on appeal within 90 days after receipt of such notice from the claimant, unless the Administrator determines that additional time, not exceeding 90 additional days, is needed, and so notifies the claimant. If the claim is denied, the Administrator shall set forth in writing the specific reasons for such denial and such notification shall:

(i)state the reason for denial of the claim;

(ii)set forth the pertinent sections of the Plan relied upon; and

(iii)state that the claimant may bring institute legal proceedings, provided the claimant institutes such legal proceeding within the time periods provided in Section 7(c).

The claimant shall be provided, upon request, and free of charge, reasonable access to and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits. All decisions on review shall be final and bind all parties concerned.

(c)Commencement of Legal Action. A claimant wishing to seek judicial review of an adverse benefit determination under this Plan, whether in whole or in part, must file any suit or legal action within three (3) years of the date the final decision on the adverse benefit determination on review is issued or should have been issued under Section 7(b) of this Plan or lose any rights to bring such an action. If any such judicial proceeding is undertaken, the evidence presented shall be strictly limited to the evidence timely presented to the Administrator. Notwithstanding anything in this Plan to the contrary, a claimant must exhaust all administrative remedies available to such claimant under this Plan before such claimant may seek judicial review.

Section 8.    Term, Amendments, and Termination.

(a)Term. The Plan is effective as of the Effective Date and will continue indefinitely. Amounts deferred under the Olin Corporation Amended and Restated 1997 Stock Plan for Non-Employee Directors, as amended, before the Effective Date shall be governed by the provisions of such prior plan.

(b)Amendments and Termination. This Plan may be amended, suspended, or terminated by action of the Board, except to the extent that amendments are required to be approved by the Company’s shareholders under applicable law or the rules of the New York Stock Exchange or any other exchange or market system on which the Common Stock is listed or traded. No termination of the Plan shall adversely affect the rights of any Non-Employee Director with respect to any amounts included in their Deferred Account without the consent of such Non-Employee Director.

(c)Successors. All obligations of Olin under the Plan shall be binding on any successor to Olin, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of Olin.

Section 9.    Miscellaneous.

(a)Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Missouri, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. Any legal action against the Plan, Olin, an Affiliate, the Committee, or the Administrator may only be brought in the Circuit Court in St. Louis County and/or the United States District Court in St. Louis, Missouri.

(b)Severability. If any provision of the Plan is determined to be invalid, illegal or unenforceable, or as to any person, or would disqualify the Plan, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, such provision shall be stricken as to such person, and the remainder of the Plan shall remain in full force and effect.

(c)No Trust or Fund Created. The Plan shall not create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between Olin or any Affiliate and a Non-Employee Director or any other person. To the extent that any Non-Employee Director (or beneficiary) acquires a right to receive payments from Olin or any Affiliate pursuant to the Plan, such right shall be no greater than the right of any unsecured general creditor of Olin or any Affiliate.

(d)Compliance with Applicable Laws. Notwithstanding any other provision of the Plan, Olin shall have no liability to make any other distribution of benefits under the Plan unless such distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.

(e)Beneficiary Designations. A Non-Employee Director may, in the manner established by the Administrator, designate a beneficiary or beneficiaries with respect to any Deferred Account to receive any property distributable, upon the death of the Non-Employee Director.

(f)No Additional Rights. Nothing contained herein shall be deemed to create a right in any Non-Employee Director to remain a member of the Board, to be nominated for re-election or to be re-elected as such or, after ceasing to be such a member, to receive any cash or shares of Common Stock under the Plan which are not already credited to his or her Deferred Account.

(g)Nonassignability. No right to receive any payments under the Plan or any amounts deferred to a Non-Employee Director’s Deferred Account shall be assignable or transferable by such Non-Employee Director other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order. The designation of a beneficiary under Section 9(d) does not constitute an impermissible transfer.

(h)Withholding. All distributions under the Plan are subject to withholding of all applicable taxes, and, except as otherwise provided by the Committee, the distribution of any Shares or other benefits under the Plan are conditioned on satisfaction of any applicable withholding requirements. No opinion is expressed nor warranties made as to the tax effects under federal, foreign, state, or local laws or regulations of benefit paid pursuant to the Plan. Regardless of whether benefits are intended to qualify for favorable tax treatment, Olin does not warrant or represent that such treatment will be available.

(i)Rule 16b-3 Compliance. It is the intention of the Company that all transactions under the Plan be exempt from liability imposed by Section 16(b) of the Exchange Act. Therefore, if any transaction under the Plan is found not to be in compliance with an exemption from such Section 16(b), the provision of the Plan governing such transaction shall be deemed amended so that the transaction does so comply and is so exempt, to the extent permitted by law and deemed advisable by the Committee, and in all events the Plan shall be construed in favor of its meeting the requirements of an exemption. Scheduled Plan payments will be delayed where the Committee reasonably anticipates that the making of the payment will violate Federal securities laws or other applicable law; provided that such payment shall be made at the earliest date at which the Committee reasonably anticipates that the making of the payment will not cause such violation.

(j)Section 409A Compliance. It is intended that the Plan will comply with or be exempt from Code Section 409A, and the Plan shall be interpreted and construed on a basis consistent with such intent. The Plan may be amended in any respect deemed necessary (including retroactively) by the Committee to preserve compliance with or exemption from Code Section 409A. The preceding shall not be construed as a guarantee of any particular tax effect for Plan benefits. A Non-Employee Director (or beneficiary) is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the Non-Employee Director (or beneficiary) in connection with any benefit payable to such Non-Employee Director (or beneficiary) under the Plan (including any taxes and penalties under Code Section 409A), and neither Olin nor any Affiliate shall have any obligation to indemnify or otherwise hold a Non-Employee Director (or beneficiary) harmless from any or all of such taxes or penalties.